EXHIBIT 21

Subsidiaries of Argonaut Group, Inc

Company Name	State of Incorporation
Argonaut Group, Inc.	Delaware
Argonaut Group Statutory Trust	Connecticut
Argonaut Group Statutory Trust III	Delaware
Argonaut Group Statutory Trust IV	Delaware
Argonaut Group Statutory Trust V	Delaware
Argonaut Group Statutory Trust VI	Connecticut
Argonaut Group Statutory Trust VII	Delaware
Argonaut Group Statutory Trust VIII	Delaware
Argonaut Group Statutory Trust IX	Delaware
Argonaut Group Statutory Trust X	Delaware
Argonaut Management Services, Inc.	Delaware
Argus Reinsurance Intermediaries, Inc.	Texas
Argonaut Fund to Secure the Future	Texas
Captive Advisory Services, Inc.	Vermont
Trident Insurance Services, LLC	Texas
Trident Insurance Services of Oregon, Inc.	Oregon
Colony Management Services, Inc.	Virginia
Colony Agency Services, Inc.	Virginia
Fulcrum Underwriting Managers, Inc.	Arizona
Argonaut Claims Services, Ltd.	Texas
Argonaut Claims Management, LLC	Texas
Colony Insurance Company	Virginia
Colony Specialty Insurance Company	Ohio
Colony National Insurance Company	Virginia
Argonaut Insurance Company	California
Argonaut-Midwest Insurance Company	Illinois
Argonaut-Southwest Insurance Company	Louisiana
Argonaut Great Central Insurance Company	Illinois
Select Markets Insurance Company	Illinois
Argonaut Limited Risk Insurance Company	Illinois
Alpha Credit Corporation	Illinois
Central Insurance Management, Inc.	Illinois
Insurance Agency of Central Illinois, Inc.	Ohio
Grocers Insurance Agency, Inc.	Oregon
AGI Properties, Inc.	California
AGI Limited Risks	California
Front Royal, Inc.	Delaware
Rockwood Casualty Insurance Company	Pennsylvania
Somerset Casualty Insurance Company	Pennsylvania
Mid-State Insurance Underwriters, Inc.	Pennsylvania
Comprehensive Casualty Services, Inc.	Pennsylvania
Coal Operators Indemnity Company	Pennsylvania